Exhibit 10.1
Noble Corporation
Summary of Director Compensation

Annual Retainer. Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), pays its non-executive board chairman an annual retainer of $150,000, and each of its non-employee directors an annual retainer of $100,000, paid quarterly in advance.

Supplemental Retainer. The Company pays its non-executive board members that are members of the finance committee a supplemental retainer of $20,000 per month and pays its other non-executive board members of a supplemental retainer of $5,000 per month, in each case for the months that the chair of the compensation committee determines merit such payment, with such retainers paid quarterly in arrears.

Committee Fees. The chair of the audit committee receives an annual retainer of $30,000, and the chair of each other standing Board committee receives an annual retainer of $20,000. Each committee member receives an annual retainer of $10,000.

Equity Compensation. Non-executive directors receive an annual award of restricted share units valued at $230,000 for the chairman, and $180,000 for the other non-executive directors, in each case vesting after one year. For 2021, in lieu of the annual grant, the Board members received a one-time grant of restricted share units valued at $370,000 for the chairman, and $320,000 for the other non-executive directors, in each case vesting one-third per year over a three-year period. Director awards vest 60% in shares and 40% in cash, unless the director elects to defer settlement until three months after a separation in service, in which case the awards settle 100% in shares.